Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 31, 2008, (the “Effective Date”) is by and among Capital City Energy Group, Inc., a Nevada corporation (“CETG”), Hotwell Services, Inc. (the “Company”) and Joseph Sites (“Executive”).

W I T N E S S E T H:

A.           CETG has, simultaneously with the execution of this Agreement, acquired all of the capital stock of the Company pursuant to that certain Agreement and Plan of Merger dated as of December 31, 2008 (the “Merger Agreement”) by and among the Company, CETG, Hotwell Acquisition Corporation, Executive, Hotwell Ges.m.b.H. and NPS Bahrain.

B.           The Company desires to employ Executive and Executive desires to accept such employment.

C.           The Company and Executive desire to set forth in this Agreement the terms, conditions and obligations of the parties with respect to such employment, and this Agreement is intended by the parties to supersede all previous understandings, whether written or oral, concerning such employment.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Employment.  The Company hereby employs Executive, and Executive hereby accepts employment, as an Executive Vice President of CETG and the President of the Company subject to the terms and conditions hereof.  Executive shall have the normal duties, responsibilities and authority of such position, subject to the power of the Company’s board of directors (the “Board”) to limit such duties, responsibilities and authority and to override actions of such position.  In connection with the duties to be performed pursuant to this Agreement, Executive shall report directly to the Board.

2. Term.  This Agreement shall commence as of the date hereof and terminate two years (2) years thereafter (the “Term”); provided, however, that after the first anniversary of the Effective Date, the Term shall be automatically extended on a daily basis (the “Renewal Date”) such that the Term terminates one (1) year from such Renewal Date, unless terminated earlier pursuant to Section 6.  Notwithstanding anything herein to the contrary, Executive understands that Executive is an employee at-will and Executive’s employment with the Company may be terminated by the Company, with or without Cause (as defined in Section 6) at any time.

3. Compensation.

(a) Base Salary.  During the Term of this Agreement, the Company agrees to pay Executive an annual base salary of $240,000, (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s regular payroll schedule.  Additionally, Executive’s Base Salary, including any bonuses and other benefits provided herein, may be increased as determined by the Board.

(b) Bonus.  Executive will be eligible to receive a discretionary bonus as determined by the Board.

(c) Equity Awards.

(1) Equity Award.  As of the Effective Date, CETG agrees to grant to Executive a non-qualified option to purchase 920,000 shares of common stock of the Company for a strike price equal to $1.80 per share (the “Employee Option”), per the terms of an option agreement between Executive and the Company, in substantially the form attached hereto as Exhibit A to this Agreement (the “Option Agreement”).  In accordance with the Option Agreement, this Employee Option shall vest in three equal installments over a three (3) year period and shall be exercisable by Executive immediately following the date such grant vests (but only to the extent vested) and may be exercised in whole or in part (subject to securities laws and any corporate policies applicable to executives of CETG). Executive is responsible for all federal and state taxes on any taxable income due to the exercise of the Employee Option.  The Employee Option shall have a five year term, and any shares not exercised on or before the fifth year shall be forfeited.

(2) Performance Options.  Executive shall be granted options on an annual basis to purchase common stock of CETG in the event the Company attains net income before taxes for the calendar years of the Company during the Term, with the number of options to be granted each year equal to five percent (5%) of the Company’s actual net income before taxes divided by the closing price of CETG common stock on December 31 of each year during the Term in which the Company has net income (the “Performance Options”).  The Performance Options, if issued, will be substantially similar to the Option Agreement (but without any vesting), with the strike price of such options equal to the closing price of CETG common stock on December 31 of the year in which the Performance Option was earned.  Notwithstanding anything to the contrary contained herein, the maximum amount of performance options to be issued annually will be limited to the Company’s first $100,000,000 of net income (meaning Executive’s portion will be options in the amount of $5,000,000).  The issuance of Performance Options  will be on an annual basis, and is subject to Executive being employed by the Company or CETG on December 31 of the year in which the Performance Option is earned.  The determination of the Company’s actual net income before taxes will be based on the audited financial statements of CETG.

(3) In addition to the vesting of Executive’s options provided elsewhere in this Agreement, upon a Change of Control (as defined herein) Executive’s unvested options shall become vested as follows:

a. Employee Options.  With regard to Employee Options, 100% of such options shall vest immediately prior to the completion of a Change in Control, unless, at the time of completion of such Change in Control transaction, the unvested options are substituted or continued by the acquirer, regardless of whether Executive’s employment is terminated.

b. Performance Options.  With regard to Performance Options, such options shall vest as follows: (A) 50% shall vest immediately if at anytime after the occurrence of a Change in Control or the announcement of a Change in Control the price per share of CETG’s common stock equals or exceeds $2.00, and (B) 100% shall vest immediately if at anytime after the occurrence of a Change in Control or the announcement of a Change in Control the price per share of CETG’s common stock equals or exceeds $5.00, each adjusted for stock splits and dividends.  Upon the completion of a Change in Control, any such Performance Options that remain unvested after the application of provisions (A) and (B) of this Section shall expire.

(4) “Change in Control” with respect to CETG, means the occurrence of any of the following:

a. any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose CETG or any subsidiary of CETG, including the Company, or any employee benefit plan of CETG or any subsidiary of CETG, or any person or entity organized, appointed or established by CETG for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of CETG, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of CETG representing fifty-one percent (51%) or more of the combined voting power of CETG’s then outstanding securities; provided, however, that no Change of Control shall be deemed to have occurred as the result of an acquisition of securities of CETG by CETG which, by reducing the number of voting securities outstanding, increases the direct or indirect beneficial ownership interest of any person to fifty-one percent (51%) or more of the combined voting power of CETG’s then outstanding securities, but any subsequent increase in the direct or indirect beneficial ownership interest of such a person in CETG shall be deemed a Change of Control; and provided further that if the Board determines in good faith that a person who has become the beneficial owner directly or indirectly of securities of CETG representing fifty-one percent (51%) or more of the combined voting power of CETG’s then outstanding securities has inadvertently reached that level of ownership interest, and if such person divests as promptly as practicable a sufficient amount of securities of CETG so that the person no longer has a direct or indirect beneficial ownership interest in fifty-one percent (51%) or more of the combined voting power of CETG’s then outstanding securities, then no Change of Control shall be deemed to have occurred; and

b. the shareholders of CETG approve a plan of complete liquidation of CETG, an agreement for the sale or disposition of CETG or all or substantially all of CETG’s assets, or a plan of merger or consolidation of CETG with any other corporation, except for a merger or consolidation in which the security owners of CETG immediately prior to the merger or consolidation continue to own at least fifty percent (50%) of the voting securities of the new (or continued) entity immediately after such merger or consolidation.

(d) Other Benefits.  During the Term of this Agreement, Executive shall be entitled to participate in all other benefits, perquisites, vacation days, benefit plans or programs of the Company which are available generally to office employees and other executives of the Company in accordance with the terms of such plans, benefits or programs.  Executive will be entitled to five (5) weeks of vacation per calendar year as long as the scheduling of Executive’s vacations do not interfere with the Company’s normal business operations.  Unused vacation and sick days may not be carried over to another year.

(e) Expenses.  Executive shall be reimbursed for Executive’s reasonable expenses related to and for promoting the business of the Company, including expenses for entertainment, travel and similar items that arise out of Executive’s performance of services under this Agreement, and any such expenses paid by Executive from Executive’s own funds shall be promptly reimbursed to Executive by the Company in accordance with the policies and procedures of the Company in effect from time to time.  Relocation expenses of Executive are not reimbursable expenses.

(f) Auto.  Executive shall be provided a vehicle at the Company’s expense during the Term of this Agreement.

Extent of Service.  Executive shall devote substantially all of Executive’s reasonable work time, attention and energies to the business of the Company.  During the Term of this Agreement, Executive may engage (whether or not during normal business hours) in any other business, professional or educational activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, provided that it does not unreasonably interfere with Executive’s duties hereunder and does not violate the covenants contained in Section 5.

5. Covenants Regarding Confidential Information and Other Matters.  All payments and benefits to Executive under the Agreement shall be subject to Executive’s compliance with the provisions of this Section 5.  For purposes of this Section 5, the term “Company” shall mean, the Company, CETG and any direct or indirect wholly or majority owned subsidiary of CETG, including, but not limited to, Capital City Petroleum, Inc., Avanti Energy Partners LLC and Eastern Well Services, LLC.

(a) Confidential Information.  Executive acknowledges that in Executive’s employment Executive is or will be making use of, acquiring or adding to the confidential information of the Company which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; potential business acquisitions; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, management and operations.  Therefore, in order to protect the confidential information of the Company and to protect other employees who depend on the Company for regular employment, Executive agrees that Executive will not in any way utilize any of said confidential information except in connection with Executive’s employment by the Company, and except in connection with the business of the Company, Executive will not copy, reproduce, or take with Executive the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.  Notwithstanding anything to the contrary, confidential information shall not include information that (a) becomes generally available to the public other than as a result of a disclosure by Executive, or (b) becomes available to Executive on a non-confidential basis from a source other than the Company; provided that such source is not known by Executive to be bound by a confidentiality agreement with or other legal or fiduciary obligation to the Company.

(b) Non-Competition.  Executive agrees that for a period commencing on the date of this Agreement and continuing for the greater of (i) two (2) years or (ii) one (1) year after the termination of Executive’s employment with the Company (such period is referred to as the “Restricted Period”), not to own, operate or become interested, directly or indirectly, in any business that competes, directly or indirectly, in the wireline business or in any other business in which the Company is then engaged or otherwise conducting in which Executive performs substantial services relating to such other business (provided that during the portion of the Restricted Period after the Term hereof, such other business, if applicable, shall be measured as of the end of the Term of this Agreement), whether as an individual proprietor, franchisee, partner, joint venturer, stockholder, principal, investor, trustee, employee or any other similar relationship or capacity in any state in which the Company operates its wireline business or other business to which Executive performs substantial services for the Company (as of the Effective Date such states include Ohio, Pennsylvania and West Virginia); provided, however, that the foregoing shall not prohibit the ownership of less than two percent (2%) of the outstanding shares of stock of any corporation engaged in any business, which shares are regularly traded on a national securities exchange or in any over-the-counter market.

(c) Non-Solicitation of Employees.  Executive agrees during the Restricted Period not to directly or indirectly, by sole action or in concert with others, induce or influence, or seek to induce or influence any person who is engaged by the Company as an employee, agent, independent contractor, or otherwise to leave the employ of the Company or any successor or assign, or to hire any such person.

(d) Non-Solicitation of Customers.  Executive agrees during the Restricted Period not to directly or indirectly, by sole action or in concert with others, solicit or attempt to solicit the business of any customers or clients (and their successors or assigns) of the Company with which the Company has done business with during the prior one (1) year period from the date of the termination of this Agreement or for which Executive solicited orders (whether successful or not) on behalf of the Company during such period, with respect to products or activities similar to those solicited by the Company during such period.

(e) Survival.  The restrictive covenants contained in this Section 5 shall survive the termination of this Agreement.  Executive agrees that the covenants contained in this Section 5 are reasonable with respect to their duration and scope.

(f) Remedies for Breach of Covenants.

(i) In the event that a covenant included in this Section 5 shall be deemed by any court to be unreasonably broad in any respect, it shall be modified in order to make it reasonable and shall be enforced accordingly; provided, however, that in the event that any court shall refuse to enforce any of the covenants contained in Section 5, then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining covenants to be enforced so that the validity, legality or enforceability of the remaining provisions of this Section 5 shall not be affected thereby.

(ii) Executive acknowledges that any breach of Executive’s covenants contained in this Section 5 will cause irreparable harm to the Company which will be difficult if not impossible to ascertain, and the Company shall be entitled to equitable relief, including injunctive relief, against any actual or threatened breach hereof, without bond and without liability should such relief be denied, modified or vacated.  Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy the Company may have hereunder or at law or equity.

6. Termination.  For purposes of this Section 6, the term “Company” shall mean, the Company and CETG.

(a) Termination for Cause.

(i) The Company shall have the right to terminate this Agreement for Cause (defined below) immediately upon prior written notice.  For purposes of this Agreement, “Cause” shall include any of the following:

(1) Executive’s failure or refusal, after written notice thereof and failure to cure within five (5) days thereafter, to perform specific written directives from the members of senior management of the Company which are consistent with the scope and nature of Executive’s duties and responsibilities under this Agreement.

(2) Dishonesty or disloyalty of Executive relating to the Company.

(3) Habitual drunkenness or use of drugs which interferes with the  performance of Executive’s duties and obligations under this Agreement.

(4) Executive’s conviction of any crime involving moral turpitude, fraud, defalcation or misrepresentation.

(5) Any gross or willful misconduct of Executive.

(6) Any breach of Executive’s covenants contained in Section 5, or any material breach of this Agreement by Executive, including the representations and warranties contained in Section 14.

(7) A material breach of Executive’s representations, warranties or covenants contained in the Merger Agreement.

(ii) If this Agreement is terminated for Cause pursuant to this Section 6(a), the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation (A) to pay Base Salary accrued to the date of termination, (B) to pay any bonus that has been earned and not paid, and (C) to reimburse Executive for expenses incurred by Executive that are reimbursable pursuant to Section 3(e).  Upon termination for Cause, Executive’s covenants under Section 5 shall remain in full force and effect until the expiration of the Restricted Period.

(b) Termination Without Cause or for Good Reason.  If the Company terminates the employment of Executive prior to the end of the Term of this Agreement for any reason other than for Cause, or if Executive terminates this Agreement for “Good Reason” (defined below), Executive shall be entitled to (i) to pay Base Salary accrued to the date of termination, (ii) to pay Base Salary for a period of six (6) months following the date of the Executive’s separation from service (within the meaning of Section 409A of the Internal Revenue Code) (“Severance”), (iii) to pay any bonus that has been earned and not paid, (iv) to vest all Employee Options, making each grant of options immediately exercisable in full, and (v) to reimburse Executive for expenses incurred by Executive that are reimbursable pursuant to Section 3(e).  Amounts payable hereunder representing Base Salary shall be paid during the regular payroll periods applicable to Executive (as if Executive were then employed). Executive’s covenants under Section 5 shall remain in full force and effect until the expiration of the Restricted Period.  “Good Reason” means any of the following:  (i) a material diminution of the Executive’s position, authority, duties or responsibilities; provided that, for purposes of clarification, a change in the Executive’s reporting relationship as in effect on the date hereof shall not constitute Good Reason; and (ii) a material decrease in the Executive’s Base Salary in effect immediately prior to such decrease or in other material benefits, other than, in either such case, in connection with a reduction occasioned by the Company’s business conditions or prospects and applicable to all similarly situated Company employees; provided however, the Executive’s termination shall be for Good Reason, if and only if, the Company has not cured such circumstances within 20 days after receipt of written notice of such reason from the Executive.  Notwithstanding anything to the contrary in this Section 6(b), the Severance shall be conditioned upon the Executive’s execution and non-revocation of a general release of claims and covenant not to sue in a form reasonably satisfactory to the Board and on the Executive’s continued compliance with the restrictive covenants set forth in Section 5 hereof.  If the release has not been executed by the date on which payment is otherwise due hereunder, such payment shall be forfeited and the Executive shall have no right to such payment.  Notwithstanding any other provision of this Section 6(b), if the Executive is a “specified employee” on the date of the Executive’s separation from service, no payment shall be made to Executive during the six-month period following the Executive’s separation from service in excess of two times the lesser of (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive in which the Executive has a separation from service (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not separated from service), or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Executive has a separation from service.  Any amount in excess of the foregoing limitation shall be paid on the date that is six months and one day following the Executive’s separation from service.

(c) Voluntary Termination by Executive.  Executive may voluntarily terminate Executive’s employment by providing the Company thirty (30) days prior written notice, in which case this Agreement shall terminate forthwith and all obligations of each party to the other under this Agreement shall terminate immediately, other than the Company’s obligation (i) to pay Base Salary accrued to the date of termination, (ii) to pay any bonus that has been earned and not paid, and (iii) to reimburse Executive for expenses incurred by Executive that are reimbursable pursuant to Section 3(e).  Upon termination for Cause, Executive’s covenants under Section 5 shall remain in full force and effect until the expiration of the Restricted Period.

7. Withholding of Taxes.  The Company may withhold from any benefits payable under the Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8. Inventions, Designs and Product Developments.  All right, title and interest in and to the inventions, innovations, designs, artwork, logos, trade dress, ideas, processes, improvements, trade secrets and patentable and copyrightable material that Executive develops or conceives of, solely or jointly with others, whether or not patentable or copyrightable, at any time during the employment of the Executive by the Company and which relate to potential or actual business activities of the Company (collectively, the “Developments”) shall be owned by the Company.  Nothing to the contrary contained herein, Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such Developments.  Executive shall disclose fully, as soon as practicable and in writing, all Developments to the Company.  If requested to do so by the Company, Executive agrees to provide the Company with any document or perform any act necessary to enable the Company to: (a) complete and obtain patent, trademark or copyright applications or registrations; (b) complete and obtain extension, validation, reissue, continuance or renewal applications or registrations and (c) evaluate or oppose any trademark or design applications, registrations or uses by third parties under United States or foreign law with respect to any Developments. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 8.  Notwithstanding anything to the contrary contained in this Section 8, inventions, innovations, etc., that meet the following conditions shall not be considered Developments: (x) it was developed entirely on Executive’s own time, (y) no equipment, supplies or facilities of the Company were used in its development, and (z) it either does not relate to the business (actual or demonstrable anticipated research and development) of the Company or does not result from work performed by Executive for the Company.

9. Benefit.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as expressly provided herein, the rights, benefits and obligations of Executive under this Agreement are personal to Executive, and any voluntary or involuntary alienation, assignment or transfer by Executive shall be null and void.  The Company may transfer this Agreement to CETG or any entity wholly owned (whether directly or indirectly) by CETG.

10. Severability.  If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement or the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

11. Entire Understanding.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties, including that certain Employment Agreement dated November 27, 2007 by and between Executive and the Company and the Shareholders Agreement dated November 26, 2007 by and among Executive and Hotwell Ges.m.b.H (the “Prior Agreements”).  Each party acknowledges that no representations, inducements, promises or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein.  This Agreement may not be modified or rescinded except by a written agreement signed by both parties.

12. Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if by facsimile, when received by the other party, of if by mail, or certified when deposited in the U.S. mail in a registered postage prepaid envelope, return receipt requested and addressed:  If to Executive, Joseph Sites, 129 Scenic Ridge Drive, Venetia, PA  15367; and if to the Company, c/o CETG, 8351 North High Street, Suite 101, Columbus, Ohio 43235 (Attn: CEO).

13. Consideration.  Executive acknowledges that the proceeds received by the Seller pursuant to the Agreement and Plan of Merger (from which Executive derives a direct benefit), Executive’s continued employment during the Term of this Agreement (and any extension thereof) and the other compensation and benefits provided in this Agreement are sufficient compensation and consideration for purposes of entering into the restrictions and limitations provided herein, including, but not limited to, the restrictions and limitations set forth in Section 5 (Covenants Regarding Confidential Information and Other Matters) and Section 8 (Inventions, Designs and Product Developments).

14. Executive’s Representations.  Executive represents and warrants to the Company that (a) Executive is free to enter into this Agreement, (b) this Agreement and Executive’s obligations hereunder do not violate the terms of any other agreement to which Executive is a party or by which Executive is bound and (c) Executive is not subject to any confidentiality agreement, non-competition agreement, non-solicitation agreement or any other similar agreement that restricts Executive’s ability to perform the services for the Company for which Executive was hired.

15. Release and Waiver of Prior Agreement.  Executive and the Company hereby agree the Prior Agreement has been terminated, and Executive knowingly and voluntarily releases and forever discharges, the Company and all of its affiliates, parents, subsidiaries and related entities, and all of their past, present and future officers, directors, shareholders, employees, agents, attorneys and assigns (collectively, the “Released Parties”), from any federal, state, or local claims, demands, actions, liabilities, suits or causes of action, at law or equity or otherwise, and any and all rights to or claims for attorneys’ fees or damages (including backpay, compensatory, punitive, or liquidated damages) or equitable relief, which he has or may have against any or all of the Released Parties, whether such claims are known or unknown, arising from Executive’s employment with the Company (or any of its successors or affiliates) or the termination of the Prior Agreement.  This release includes, but is not limited to:

(a) All claims and any obligations or causes of action arising from such claims, which could have been raised under common law, including wrongful or retaliatory discharge, breach of contract, any action arising in tort, including libel, slander, defamation, intentional infliction of emotional distress;

(b) Any claims arising under any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended, including the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Equal Pay Act, the Americans With Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the National Labor Relations Act, or the fair employment practices act of any state or municipality; and

(c) All claims arising in tort or contract or under any statute for actual and punitive damages, pecuniary and non-pecuniary compensation, bonuses, vacation, commissions, stock or unit options or other equity interests, payments or other benefits under employee pension and welfare benefit plans, severance (including under any severance pay plan governed by state or federal law), and attorneys’ fees and costs.

Executive specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Executive to exist.  Notwithstanding the foregoing, this release and discharge does not include a waiver of any rights or claims arising under this Agreement.  Nor does this release waive claims arising after the date of this Agreement or claims that otherwise cannot be released by law.

16. Waiver.  Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any time be deemed a waiver or relinquishment of such right or remedy.

17. Enforcement Costs.  If any party institutes any action or proceeding to enforce this Agreement or any provision herein, or for damages by reason of any alleged breach of this Agreement, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with the action or proceeding.

18. Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed therein.

19. Counterparts.  This Agreement may be executed in multiple counterparts, all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

/s/ Joseph Sites Joseph Sites, an individual

Hotwell Services, Inc. By: /s/ Timothy W. Crawford Its: Chief Executive Officer

Capital City Energy Group, Inc. By: /s/ Timothy W. Crawford Its: Chief Executive Officer